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                                                                 EXHIBIT (a)(3)

               Form of Schedule to Letter to Eligible Employees

                                 Employee Name

                Supplemental Restricted Stock Grant Information

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Organization Head...................... Org Head Name

Supplemental Grant..................... XXXX

Grant Date............................. November 28, 2001

Grant Vesting & Terms.................. 12.5% of the Restricted Stock Grant vests on
                                        February 27, 2002, and the remainder of the
                                        Restricted Stock Grant vests in 12.5% increments
                                        every three (3) months thereafter, as long as you are
                                        still employed by InfoSpace, Inc. or its subsidiary.
                                        This Restricted Stock Grant is conditioned upon
                                        your participation in the exchange offer and the
                                        Company's acceptance of the options offered for
                                        exchange and is subject to all terms and conditions
                                        of your Restricted Stock Agreement.

Confidentiality........................ This Restricted Stock Grant is part of your compensation. It is InfoSpace's desire to maintain all
                                        information concerning compensation confidential.
                                        Please assist us in that effort by not discussing this
                                        compensation increase with others.
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